Consent of Independent Registered Public Accounting Firm

The Board of Directors of ICAP Funds, Inc.:

We consent to the use of our reports dated December 22, 2008, with respect to the financial statements of ICAP Funds, Inc., comprising the MainStay ICAP Equity, MainStay ICAP Global, MainStay ICAP International, and MainStay ICAP Select Equity Funds (collectively, the “Funds”), as of October 31, 2008, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and in the introduction to and under the headings “Portfolio Holdings Disclosure Policy” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 27, 2009